Exhibit 99.1

Press Release

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For further information:

Jeffrey R. Luber
SVP, Chief Financial Officer and General Counsel
EXACT Sciences Corporation
P: (508) 683-1211
E: jluber@exactsciences.com

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EXACT SCIENCES ANNOUNCES FIRST QUARTER 2007 RESULTS

Marlborough, MA - April 23, 2007 - EXACT Sciences Corporation (NASDAQ: EXAS) announced today its financial results for the first quarter ended March 31, 2007.

For the quarter ended March 31, 2007, total revenues of $1.2 million were equal to the total revenues for the quarter ended March 31, 2006.  These revenues primarily reflect the amortization of up-front license fee payments from Laboratory Corporation of America® Holdings (LabCorp®) and, to a lesser extent, royalties on LabCorp’s sales of PreGen-Plus™ (LabCorp’s colon cancer testing service) and sales of EffipureTM units to LabCorp.  Net loss for the quarter ended March 31, 2007 decreased to $1.9 million, or $0.07 per share, compared to a net loss of $4.2 million, or $0.16 per share, for the same quarter last year.

The reduction in net loss for the quarter ended March 31, 2007 compared with the same period in the prior year was driven by a significant decrease in sales and marketing and applied research expenses, as well as charges of approximately $0.5 million to write off excess Effipure inventory in the quarter ended March 31, 2006.  As a part of the Company’s October 2006 restructuring to conserve cash, EXACT Sciences significantly reduced headcount, resulting in lower salary and benefit-related costs, stock-based compensation expenses and operating costs.

“These financial results are in line with our goal of strong fiscal discipline while we continue activities that prepare us in the event of a positive outcome for stool-based DNA technology in the revised colorectal cancer screening guidelines,” said Don Hardison, EXACT Sciences’ President and Chief Executive Officer.  “We have been told that a guidelines decision from the U.S. Multi-Society Task Force, which includes the American Cancer Society (ACS), is expected late this spring.  If our non-invasive screening technology secures this important endorsement, we will be poised to execute on a focused campaign to obtain reimbursement from payors, a major step toward commercial success.  We intend to direct our efforts primarily toward the Centers for Medicare and Medicaid Services to obtain reimbursement for Medicare beneficiaries as well as other large payors.  Initial outreach will include payors that are located in states with mandates on reimbursement for tests recommended by medical organizations such as the ACS.”

During the quarter, EXACT Sciences and Mount Sinai School of Medicine announced the publication of results from a prospective, multi-center study of Version 2 of the Company’s stool DNA (sDNA) testing.  The study, published in the January 2007 issue of Clinical Gastroenterology and Hepatology, reported a high sensitivity of 88 percent for detecting colorectal cancer (CRC).  Optimization and validation of the Version 2 technology are ongoing. Encouraging results from two additional studies involving sDNA for CRC detection and screening for inflammatory bowl disease have been accepted as oral presentations at the upcoming annual Digestive Disease Weekly (DDW) conference being held May 19-24, 2007, in Washington, D.C.

For the quarter ended March 31, 2007, 542 PreGen-Plus tests were accessioned by LabCorp, compared to 1,211 and 613 for the quarters ended March 31, 2006 and December 31, 2006, respectively.  As of March 31, 2007, the Company had approximately $18.6 million in unrestricted cash, cash equivalents and marketable securities.

First Quarter 2007 Conference Call

EXACT Sciences will host a conference call to discuss its first quarter 2007 financial and operating results, its business outlook and the topics outlined below on Tuesday, April 24, 2007 at 8:30 a.m. ET.  A live web cast of the conference call can be accessed at EXACT Sciences’ web site, www.exactsciences.com, through the Investor Relations link.  The conference call and the web cast are open to all interested parties.  An archived version of the web cast will be available at www.exactsciences.com, through the Investor Relations link, for one month.  A replay of the conference call also will be available for 48 hours, beginning two hours after the completion of the live call.

The following will be among the topics discussed on the Company’s conference call on April 24, 2007 at 8:30 a.m. ET:

•                  First quarter 2007 financial and operating results;

•                  A colorectal cancer screening guidelines update; and

•                  The status of the Company’s Medicare application for stool-based DNA colon cancer screening.

Information for the call is as follows:

Domestic callers:  800-299-8538

International callers: 617-786-2902

Participant Passcode:  55822872

The conference call replay information is as follows:

Domestic callers:  888-286-8010

International callers:  617-801-6888

Participant Passcode: 60054979

About EXACT Sciences Corporation

EXACT Sciences Corporation uses applied genomics to develop effective, patient-friendly screening technologies for use in the detection of cancer.  Certain of its technologies have been licensed to Laboratory Corporation of America Holdings (LabCorp) for a stool-based DNA screening assay for colorectal cancer in the average-risk population.  Colorectal cancer, which is the most deadly cancer among non-smokers, is generally curable if detected early.  Despite the availability of colorectal cancer screening and diagnostic tests for more than 20 years, the rate of early detection of colorectal cancer remains low, and deaths from colorectal cancer remain high.  EXACT Sciences believes its genomics-based technologies will help enable detection of colorectal cancer so that more people can be effectively treated.  EXACT Sciences is based in Marlborough, Mass.  PreGen-Plus™, the non-invasive colorectal cancer screening test offered by LabCorp has not been approved or cleared by the Food & Drug Administration.

Certain statements made in this press release that are not based on historical information are express or implied forward-looking statements relating to, among other things, EXACT Sciences’ expectations concerning, among other things, its financial performance, business prospects and plans, the timing of any guidelines decision by the American Cancer Society and U.S. Multi-Society Task Force on Colorectal Cancer and similar matters.  These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond EXACT Sciences’ control, and which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things, the clinical performance and market acceptance of its technologies; the reproducibility of its research results in subsequent studies and in clinical practice; the inclusion of PreGen-Plus in cancer screening guidelines; sufficient investment in the sales and marketing of PreGen-Plus; the success of its strategic relationship with LabCorp; EXACT Sciences’ and LabCorp’s ability to license certain technologies or obtain raw materials for its technologies; the ability to convince Medicare and other third-party payors to provide adequate reimbursement for EXACT Sciences’ current and future technologies; the ability to convince medical practitioners to order tests using EXACT Sciences’ technologies; the ability to increase the performance of the PreGen-Plus test; the ability of EXACT Sciences or LabCorp to lower the cost of the PreGen-Plus test through automating and simplifying key operational processes; the number of people who decide to be screened for colorectal cancer using EXACT Sciences’ technologies; competition; the ability to comply with federal and state statutes and regulations relating to EXACT Sciences’ products and services, including FDA requirements; the ability to protect EXACT Sciences’ intellectual property and the cost of enforcing or defending EXACT Sciences in litigation relating to intellectual property rights; the possibility that other companies will develop and market novel or improved methods for detecting colorectal cancer; and the ability to raise additional capital on acceptable terms. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. EXACT Sciences undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional disclosure regarding these and other risks faced by EXACT Sciences, see the disclosure contained in EXACT Sciences’ public filings with the Securities and Exchange Commission including, without limitation, its most recent Annual Report on Form 10-K filed with the SEC.

(tables follow)

EXACT SCIENCES CORPORATION
Selected Unaudited Financial Information
Condensed Consolidated Statements of Operation Data

	Three Months Ended March 31,
(in thousands, except per share data)	2007	2006
Revenue:
Product royalty fees	$26	$61
License fees	1,091	1,091
Product	53	42
	1,170	1,194
Gross profit (loss):
Product royalty fees	24	57
License fees	1,091	1,091
Product	53	(542)
	1,168	606

Operating expenses:
Research and development(1)	1,277	1,960
Sales and marketing(1)	495	1,486
General and administrative(1)	1,542	1,641
Restructuring	33	—
	3,347	5,087

Loss from operations	(2,179)	(4,481)

Interest income	259	318

Net loss	$(1,920)	$(4,163)

Net loss per share—basic and diluted	$(0.07)	$(0.16)

Weighted average common shares outstanding—basic and diluted	26,790	26,376

(1) Non-cash stock-based compensation expense included in these amounts are as follows:

Research and development	$74	$264
Sales and marketing	118	407
General and administrative	216	396
Total	$408	$1,067

EXACT SCIENCES CORPORATION
Condensed Consolidated Unaudited Balance Sheet Data
(in thousands)

	March 31, 2007	December 31, 2006
Assets
Unrestricted cash and cash equivalents	$3,851	$4,831
Short-term investments	14,708	16,244
Prepaid expenses	540	386
Property and equipment, net	790	844
Patent costs, net of accumulated amortization	609	763
Restricted cash	800	800
Total assets	$21,298	$23,868

Liabilities and stockholders' equity
Total current liabilities	$6,273	$6,365
Deferred licensing fees, less current portion	1,454	2,545
Total stockholders’ equity	13,571	14,958
Total liabilities and stockholders' equity	$21,298	$23,868

This selected financial information should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, and the Company’s subsequent reports on Form 10-Q.

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